Exhibit 16.1

July 23, 2018

Securities and Exchange Commission
100 F Street  N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Sport Endurance, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated July 23, 2018, and we agree with such statements including the dismissal of M&K CPAS, PLLC and the Company, except that we are not in a position to agree or disagree with the Company’s statements that: (i) the dismissal of M&K CPAS, PLLC and the approval of RBSM LLP was approved by the board of directors of the Company, or (ii) that RBSM LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) that RBSM LLP was notified on July 13, 2018, of the disagreement, prior to RBSM to agreeing to perform an independent audit for the Company.

 Very truly yours,
/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas